EXHIBIT 14(b)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to Registration Statement No. 333-48929 on Form N-14 of Merrill Lynch Global Technology Fund, Inc. of our reports dated March 19, 2001 relating to the financial statements and financial highlights of Merrill Lynch Internet Strategies Fund, Inc. and Master Internet Strategies Trust appearing in the January 31, 2001 Annual Report of Merrill Lynch Internet Strategies Fund, Inc. We also consent to the references to us under the captions “COMPARISON OF THE FUNDS—Financial Highlights—Internet Strategies Fund” and “EXPERTS” appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP New York, New York June 22, 2001